Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-204870

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 9, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 11, 2015)

$

AmTrust Financial Services, Inc.

    % Subordinated Notes due 2055

We are offering $         of     % Subordinated Notes due 2055, which we refer to as the “Notes” in this prospectus supplement and as “subordinated debt securities” in the accompanying prospectus. The Notes will accrue interest at an annual rate equal to     %, which will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2015. The Notes will have a maturity date of September 15, 2055. We have the right to redeem the Notes in $25 increments in whole or in part on September     , 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. The Notes will be issued in minimum denominations of $25 and integral multiples thereof. The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange (“NYSE”) under the symbol “AFST” and, if the application is approved, we expect trading in the Notes on the NYSE to begin within 30 days after the Notes are first issued.

The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any of our existing and future junior subordinated debt, (ii) equally in right of payment with any of our existing and future unsecured, subordinated debt that ranks equally with the Notes, including our 7.25% subordinated notes due 2055 with an aggregate principal amount outstanding of $150 million, and (iii) subordinate in right of payment to any of our existing and future senior debt, including amounts outstanding under our $350 million syndicated credit facility and our £235 million letter of credit facility, and certain of our other obligations. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about important factors you should consider before making a decision to invest in the Notes.

	Per Note		Total(2)
Price to Public(1)		%	$
Underwriting Discount		%	$
Proceeds, before offering expenses, to AmTrust Financial Services, Inc.		%	$

(1)	Plus accrued interest, if any, from , 2015, if settlement occurs after that date.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $         aggregate principal amount of Notes solely to cover over-allotments at the public offering price, less the underwriting discount. If the underwriters exercise this option in full, upon the exercise of the option, the total underwriting discount will be $         and the total proceeds to us before offering expenses will be $        .

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2015.

Joint Book-Running Managers

Morgan Stanley	Wells Fargo Securities	Keefe, Bruyette & Woods A Stifel Company

The date of this prospectus supplement is September     , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC, for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not, and the underwriters are not, making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the Company” or “AmTrust” or other similar terms refer to AmTrust Financial Services, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “dollars” or “$” are to the lawful currency of the United States.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, we may offer debt securities, common stock, preferred stock, depositary shares, warrants and units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under this shelf registration statement. In this prospectus supplement, we provide you with specific information about the Notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in the Notes. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the Notes in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement, before making a decision to invest in the Notes. In particular, you should review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference herein.

SUMMARY

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making a decision to invest in the securities in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein, carefully. In particular, you should review the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference herein.

OUR COMPANY

Business Overview

AmTrust Financial Services, Inc. is a Delaware corporation that was acquired by its principal shareholders in 1998 and began trading on the NASDAQ Global Select Market on November 13, 2006. We underwrite and provide property and casualty insurance products, including workers’ compensation, commercial automobile, general liability and extended service and warranty coverage, in the United States and internationally to niche customer groups that we believe are generally underserved within the broader insurance market.

Our business model focuses on achieving superior returns and profit growth with the careful management of risk. We pursue these goals through geographic and product diversification, as well as an in-depth understanding of our insured exposures. Our product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Our workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. Our extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. We have also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of our products are sold through independent third-party brokers, agents, retailers or administrators. Our strategy is to target small to middle size customer markets throughout the U.S. and Europe where our proprietary technology platform enables us to efficiently manage the high volume of policies and claims that result from serving large numbers of small policyholders and warranty contract holders. The technology we have developed offers a level of service that is a competitive advantage in these high volume, lower risk markets by enhancing our ability to service, underwrite and adjudicate claims. Additionally, our ability to maintain and analyze high volumes of loss data over a long historical period allows us to better manage and forecast the underlying risk inherent in the portfolio. Since our inception in 1998, we have grown both organically and through an opportunistic acquisition strategy. We believe we approach acquisitions conservatively, and our strategy is to take relatively modest integration and balance sheet risk. Our acquisition activity has involved the purchase of companies, renewal rights to established books of insurance portfolios, access to distribution networks and the hiring of established teams of underwriters with expertise in our specialty lines.

We are committed to driving long-term shareholder value and industry-leading returns on equity by continuing to execute on our lower risk, lower volatility business model and leveraging technology to help maintain a more efficient cost structure, consistently generate solid underwriting profits and ensure strong customer service and retention rates. Additionally, we are focused on further enhancing our economies of scale by opportunistically expanding our geographic reach and product set, growing our network of agents and other distributors, developing new client relationships and executing our acquisition strategy. We are also focused on maintaining our disciplined approach to capital management while maximizing an appropriate risk-adjusted return on our growing investment portfolio. We continue to carefully monitor and maintain appropriate levels of reserves and seek to minimize our reinsurance recoverable exposure in order to maintain a strong balance sheet. We intend to expand our business and capital base to take advantage of profitable growth opportunities while maintaining or improving our A.M. Best ratings. Our principal insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company (“A.M. Best”), which is the third highest of 16 rating levels.

Competition

The insurance industry, in general, is highly competitive and there is significant competition in the commercial business insurance sector. Competition in the insurance business is based on many factors, including coverage availability, claims management, safety services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings assigned by independent rating organizations, such as A.M. Best, and reputation. Some of the insurers with which we compete have significantly greater financial, marketing and management resources than we do. In the future, we may also compete with new market entrants. Our competitors include other insurance companies, state insurance pools and self-insurance funds. We generally target niche sectors and clients where the market is not as competitive as the broader market and where we have particular expertise and provide differentiated offerings compared to our competitors.

More than one hundred insurance companies participate in the workers’ compensation market in the United States. The insurance companies with which we compete vary by state and by the industries we target. We believe our competitive advantages include our efficient underwriting and claims management practices and systems and our A.M. Best ratings of “A” (Excellent). In addition, we believe our lower processing costs allow us to competitively price our insurance products.

We believe the niche markets in the Specialty Risk and Extended Warranty sector in which we do business are less competitive than most other insurance sectors (including workers’ compensation insurance). We believe our Specialty Risk and Extended Warranty teams are recognized for their knowledge and expertise in these targeted markets. Nonetheless, we face significant competition, including several internationally well-known insurers that have significantly greater financial, marketing and management resources and experience than we have. We believe that our competitive advantages include our ownership of both a U.S. and a U.K. warranty provider, which enables us to directly administer the business, the ability to provide technical assistance to nonaffiliate warranty providers, experienced underwriting, resourceful claims management practices and good relations with warranty administrators in the European Union, Asia and the United States.

Our Specialty Program segment employs a niche strategy of targeting smaller businesses, which helps to differentiate our offerings from those of our competitors. Most of our competing carriers pursue larger risks. We do not compete for high exposure business and underwrite lower hazard classes of business where service and execution are the basis for attracting and retaining business as opposed to providing the lowest price. Our competitive A.M. Best rating and financial size allow us to compete favorably for target business.

Underwriting and Claims Management Philosophy

We believe that proactive and prompt claims management is essential to reducing losses and lowering loss adjustment expenses and enables us to more effectively and accurately measure reserves. To this end, we utilize our proprietary technology and extensive database of loss history in order to appropriately price and structure policies, maintain lower levels of loss, enhance our ability to accurately predict losses, and maintain lower claims costs than the industry as a whole. We believe a strong underwriting foundation is best accomplished through careful risk selection and continuous evaluation of underwriting guidelines relative to loss experience. We are committed to a consistent and thorough review of each new underwriting opportunity and our portfolio as a whole, and, where permissible and appropriate, we customize the terms, conditions and exclusions of our coverage in order to manage risk and enhance profitability.

Business Segments

We manage our business through three segments, Small Commercial Business, Specialty Risk and Extended Warranty, and Specialty Program, which are based on the products we provide and the markets we serve. We also have a former segment, Personal Lines Reinsurance, which is in run-off and is now included in our Corporate and Other segment. The Corporate and Other segment also represents the activities of the holding company as well as a portion of service and fee revenue.

The following table provides our gross written premium by segment for the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012:

	Six Months Ended June 30,		Year Ended December 31,
(Amounts in Thousands)	2015	2014	2014	2013	2012
Small Commercial Business	$1,776,948	$1,643,554	$2,999,714	$1,659,980	$933,740
Specialty Risk and Extended Warranty	950,733	950,806	1,983,052	1,511,649	1,118,710
Specialty Program	681,844	515,476	1,105,199	879,455	578,735
Corporate and Other	—	—	—	65,827	118,141

Total	$3,409,525	$3,109,836	$6,087,965	$4,116,911	$2,749,326

Additional financial information regarding our segments is presented in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Distribution

We market our Small Commercial Business products and Specialty Risk and Extended Warranty products through unaffiliated third parties that typically charge us a commission. In the case of our Specialty Risk and Extended Warranty segment, in lieu of a commission, these third parties often charge an administrative fee, based on the policy amount, to the manufacturer or retailer that offers the extended warranty or accidental damage coverage plan. Accordingly, the success of our business is dependent upon our ability to motivate these third parties to sell our products and support them in their sales efforts. The Specialty Program business is distributed through a limited number of qualified general and wholesale agents who charge us a commission. We restrict our agent network to experienced, professional agents that have the requisite licensing to conduct business with us. We incentivize the sales organizations through profit sharing arrangements to assure the profitability of the business written.

Acquisitions and Strategic Investments

We have grown at an above-industry average rate through a combination of organic growth and strategic acquisitions of other companies or selected books of businesses. We have balanced our opportunistic acquisition strategy with a conservative approach to risk. We will continue to evaluate the acquisition of companies, distribution networks and renewal rights, and other alternative types of transactions as they present themselves. We seek transactions that we believe can be accretive to earnings and return on equity.

For a more detailed description of our major acquisition and strategic investment activity during 2014, 2013, and the first half of 2015, and our investment in National General Holdings Corp., see “Item 1. Business— Acquisitions and Strategic Investments” in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Note 13. Significant Acquisitions” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein.

Geographic Diversity

Our insurance subsidiaries domiciled in the United States are collectively licensed to provide workers’ compensation insurance and commercial property and casualty insurance, including service contract reimbursement coverages related to our Specialty Risk and Extended Warranty segment, in 50 states, the District of Columbia and Puerto Rico, and in the year ended December 31, 2014, we wrote commercial property and casualty in 50 states and the District of Columbia.

Through our insurance subsidiaries, we are licensed to provide specialty risk and extended warranty coverage in 50 states and the District of Columbia, and in Ireland and the United Kingdom and, pursuant to European Union law, certain other European Union member states. Through our subsidiary, AmTrust at Lloyd’s, we are licensed to underwrite business internationally in locations where Lloyd’s is licensed.

Based on coverage plans written or renewed in 2014, 2013 and 2012, the European Union accounted for approximately 57%, 72% and 72%, respectively, of our Specialty Risk and Extended Warranty business and in 2014, the United Kingdom, Italy and France accounted for approximately 43%, 20% and 6%, respectively, of our European Specialty Risk and Extended Warranty business.

Reinsurance

We believe reinsurance is a valuable tool to appropriately manage the risk inherent in our insurance portfolio as well as to enable us to reduce earnings volatility and generate stronger returns. We also utilize reinsurance agreements to increase our capacity to write a greater amount of profitable business. Our insurance subsidiaries utilize reinsurance agreements to transfer portions of the underlying risk of the business we write to various affiliated and third-party reinsurance companies. Reinsurance does not discharge or diminish our obligation to pay claims covered by the insurance policies we issue; however, it does permit us to recover certain incurred losses from our reinsurers and our reinsurance recoveries reduce the total aggregate amount of losses that we may incur as a result of a covered loss event.

The total amount, cost and limits relating to the reinsurance coverage we purchase may vary from year to year based upon a variety of factors, including the availability of quality reinsurance at an acceptable price and the level of risk that we choose to retain for our own account. For a more detailed description of our reinsurance arrangements, including our quota share reinsurance agreement with Maiden Reinsurance Ltd. (“Maiden Reinsurance”), see “Reinsurance” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein.

Ratings

Our principal insurance subsidiaries are each rated “A” (Excellent) by A.M. Best. An “A” rating is the third highest of the 16 categories used by A.M. Best, and is assigned to companies that have, in A.M. Best’s opinion, an excellent ability to meet their ongoing obligations to policyholders. Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance.

These ratings were derived from an in-depth evaluation of these subsidiaries’ balance sheet strengths, operating performances and business profiles. A.M. Best evaluates, among other factors, the Company’s capitalization, underwriting leverage, financial leverage, asset leverage, capital structure, quality and appropriateness of reinsurance, adequacy of reserves, quality and diversification of assets, liquidity, profitability, spread of risk, revenue composition, market position, management, market risk and event risk. A.M. Best ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not an evaluation directed at investors.

Recent Developments

On May 6, 2015, we entered into a definitive agreement to acquire Warranty Solutions (“Warranty Solutions”) from Wells Fargo for approximately $152 million. Warranty Solutions designs, markets, administers and underwrites vehicle service contracts for new and used automobiles through a national network of more than 70 active agencies, and 1,500 franchised and independent dealers. This acquisition, which we refer to as the “Warranty Solutions acquisition,” is subject to regulatory approval and is expected to close in the third quarter of 2015.

On August 5, 2015, we entered into a definitive agreement to acquire N.V. Nationale Borg-Maatschappij and its affiliates (“Nationale Borg”) from Egeria and HAL Investments for approximately €154 million ($169 million). Nationale Borg is a 120-year old, Amsterdam-based international direct writer and reinsurer of surety and trade credit insurance with business in over 70 countries. This acquisition, which we refer to as the “Nationale Borg acquisition,” is subject to regulatory approval and is expected to close in the fourth quarter of 2015.

CORPORATE AND OTHER INFORMATION

Our principal executive offices are located at 59 Maiden Lane, 43rd Floor, New York, New York 10038, and our telephone number at that location is (212) 220-7120.

Our website address is http://www.amtrustgroup.com. Our internet website and the information contained therein or connected thereto are not intended to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

This prospectus supplement refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	AmTrust Financial Services, Inc. (“AmTrust”)

Securities offered	$ aggregate principal amount of % Subordinated Notes due September 15, 2055 ($ aggregate principal amount if the underwriters exercise their over-allotment option in full) issued in minimum denominations of $25 and integral multiples thereof.

Maturity Date	The Notes will mature on September 15, 2055.

Interest Rate	The Notes will bear interest at a rate of % per year, computed on the basis of a 360-day year of twelve 30- day months, payable quarterly in arrears.

Interest Payment Dates	March 15, June 15, September 15 and December 15, commencing on December 15, 2015, to holders of record at the close of business on the immediately preceding March 1, June 1, September 1 or December 1 (whether or not a business day). If a scheduled interest payment date is not a business day, interest will be paid on the next succeeding business day.

Optional Redemption	We may redeem the Notes in $25 increments in whole or in part on September , 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the Notes on any date of redemption, we may subsequently redeem additional Notes.

No Security or Guarantees	None of our obligations under the Notes will be secured by collateral or guaranteed by our subsidiaries, any of our other affiliates or any other persons.

Subordination; Ranking	The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any of our existing and future junior subordinated debt, (ii) equally in right of payment with any of our existing and future unsecured, subordinated debt that ranks equally with the Notes, including our 7.25% subordinated notes due 2055 with an aggregate principal amount outstanding of $150 million, and (iii) subordinate in right of payment to any of our existing and future senior debt, including amounts outstanding under our $350 million syndicated credit facility and our

£235 million letter of credit facility (the “credit facilities”). In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries, and certain of our other obligations. See “Description of the Notes—Ranking” in this prospectus supplement for more information regarding the subordination of the Notes.

Use of Proceeds	We expect to receive net proceeds from the sale of the Notes offered hereby of approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and our estimated expenses. We intend to use a portion of the net proceeds from this offering to finance our previously announced Warranty Solutions and Nationale Borg acquisitions, as described in “Our Company—Recent Developments” in this prospectus supplement. Other than in connection with these acquisitions, we currently intend to use the remainder of the net proceeds from this offering for general corporate purposes, which includes working capital, capital expenditures and/or strategic acquisitions. For additional information, see “Use of Proceeds” in this prospectus supplement.

Book-Entry	The Notes will be represented by one or more permanent global notes. Each global note representing book-entry notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee designated by DTC. Each beneficial interest in a global note is referred to as a book-entry note. Investors may elect to hold their book-entry notes through another clearing system but only in the manner described in this prospectus supplement and the accompanying prospectus. Any such book-entry notes may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, see “Book-Entry System” in this prospectus supplement.

Listing	We intend to apply to list the Notes on the NYSE under the symbol “AFST.” If the application is approved, we expect trading in the Notes on the NYSE to begin within 30 days of , 2015, the original issue date.

Further Issuances	We may, from time to time, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the

Notes that are equal in rank to the Notes offered by this prospectus supplement and the accompanying prospectus in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). If issued, these notes will be consolidated and form a single series with the Notes, provided, however, that a separate CUSIP, Common Code or ISIN, as applicable, will be issued for any additional notes unless the additional notes and the Notes of such series offered under this prospectus supplement are fungible for U.S. federal income tax purposes.

Indenture and the Trustee	The Notes will be issued pursuant to the base indenture dated as of December 21, 2011 between us and The Bank of New York Mellon Trust Company N.A., as trustee, as supplemented by a supplemental indenture with respect to the Notes to be dated as of the date of the original issuance of the Notes on , 2015.

Governing Law	The indenture governing the Notes, and the Notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Certain Federal Income Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before you decide whether to make an investment in the Notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and operating information for the periods ended and as of the dates indicated, which for year-end data is derived from our audited consolidated financial statements and the notes thereto. Our consolidated balance sheet data as of June 30, 2015 and our consolidated statements of operations data for the six months ended June 30, 2015 and 2014 are derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which appear in Part II, Items 7 and 8, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and related notes, which appear in Part I, Items 2 and 1, respectively, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Selected Income Statement Data(1)
Gross written premium	$3,409,525	$3,109,836	$6,087,965	$4,116,911	$2,749,326	$2,150,472	$1,560,822
Ceded gross written premium	(1,357,615)	(1,055,885)	(2,131,347)	(1,551,238)	(1,101,289)	(873,875)	(733,596)

Net written premium	$2,051,910	$2,053,951	$3,956,618	$2,565,673	$1,648,037	$1,276,597	$827,226
Change in unearned premium	(133,563)	(349,963)	(430,054)	(299,683)	(229,185)	(239,736)	(81,567)

Net earned premium	$1,918,347	$1,703,988	$3,526,564	$2,265,990	$1,418,852	$1,036,861	$745,659
Service and fee income	220,623	190,500	409,743	331,559	172,174	108,660	62,067
Net investment income	70,856	61,121	131,601	84,819	68,167	55,515	50,517
Net realized and unrealized gain on investments	13,011	9,345	16,423	15,527	8,981	2,768	5,953

Total revenues	$2,222,837	$1,964,954	$4,084,331	$2,697,895	$1,668,174	$1,203,804	$864,196
Loss and loss adjustment expense	1,251,758	1,145,803	2,342,619	1,517,361	922,675	678,333	471,481
Acquisition costs and other underwriting expenses(2)	470,386	394,669	856,923	533,162	356,005	271,367	157,711
Other(3)	196,587	175,179	436,350	291,617	177,709	117,090	56,403

Total expenses	$1,918,731	$1,715,651	$3,635,892	$2,342,140	$1,456,389	$1,066,790	$685,595

Income before other income (expense), income taxes and equity in earnings of unconsolidated subsidiaries	$304,106	$249,303	$448,439	$355,755	$211,785	$137,014	$178,601

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Other income (expense):
Interest expense	(19,901)	(24,084)	(45,857)	(34,691)	(28,508)	(16,079)	(12,902)
Loss on extinguishment of debt	(4,714)	—	(9,831)	—	—	—	—
Gain (loss) on investment in life settlement contracts, net of profit commission	14,469	(2,270)	12,306	3,800	13,822	46,892	11,855
Foreign currency (loss) gain	(7,366)	(768)	60,245	(6,533)	(242)	(2,418)	684
Acquisition gain on purchase	—	—	—	48,715	—	5,850	—
Gain on sale of subsidiary	—	6,631	6,631	—	—	—	—

Total other (expense) income	$(17,512)	$(20,491)	$23,494	$11,291	$(14,928)	$34,245	$(363)

Income before income taxes and equity in earnings of unconsolidated subsidiaries	$286,594	$228,812	$471,933	$367,046	$196,857	$171,259	$178,238
Provision (benefit) for income taxes	51,284	45,410	53,686	98,019	21,292	(15,023)	53,890

Income before equity in earnings of unconsolidated subsidiaries and non controlling interest	235,310	183,402	418,247	269,027	175,565	186,282	124,348
Equity in earnings of unconsolidated subsidiaries-related parties	9,571	22,515	28,351	11,566	9,295	4,882	23,226

Net income	244,881	205,917	446,598	280,593	184,860	191,164	147,574
Non-controlling interest and redeemable non-controlling interest	(5,429)	4,090	416	1,633	(6,873)	(20,730)	(5,109)

Net income attributable to AmTrust Financial Services, Inc.	239,452	210,007	447,014	282,226	177,987	170,434	142,456
Dividends on preference stock	(14,008)	(3,882)	(12,738)	(3,989)	—	—	—

Net income attributable to AmTrust common stockholders	$225,444	$206,125	$434,276	$278,237	$177,987	$170,434	$142,465

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in Thousands, Except Percentages and per Share Data)
Per Share Data
Basic Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common stockholders—basic	$2.75	$2.75	$5.78	$3.75	$2.42	$2.34	$1.97

Basic weighted average common shares outstanding	81,747	74,764	74,933	74,163	73,269	72,685	72,302

Diluted Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common shareholders—diluted	$2.69	$2.60	$5.45	$3.56	$2.34	$2.29	$1.95

Diluted weighted average common shares outstanding	83,558	78,965	79,517	77,984	75,620	74,431	73,194

Dividend declared per common share	$0.50	$0.40	$0.85	$0.56	$0.39	$0.34	$0.29

Selected Insurance Ratios and Operating Information
Net loss ratio(4)	65.3%	67.2%	66.4%	67.0%	65.0%	65.4%	63.2%
Net expense ratio(5)	24.5%	23.2%	24.3%	23.5%	25.1%	26.2%	22.1%
Net combined ratio(6)	89.8%	90.4%	90.7%	90.5%	90.1%	91.6%	85.3%
Return on common equity(7)	24.2%	28.2%	28.4%	22.5%	17.5%	21.2%	22.2%

	As of June 30,	As of December 31,
	2015	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Selected Balance Sheet Data(1)
Cash, cash equivalents and restricted cash	$1,094,912	$1,088,975	$930,461	$493,132	$429,951	$201,949
Investments	5,241,388	4,575,881	3,657,309	2,203,270	1,656,687	1,357,012
Reinsurance recoverable	2,799,007	2,440,627	1,929,848	1,318,395	1,098,569	775,432
Premiums receivable, net	2,376,818	1,851,682	1,593,975	1,251,262	932,992	727,561
Goodwill and intangibles assets	753,228	667,681	665,393	532,839	392,455	204,139
Total assets	15,966,951	13,847,368	11,279,126	7,436,511	5,762,419	4,205,741
Reserves for loss and loss adjustment expense	6,380,845	5,664,205	4,368,234	2,426,400	1,879,175	1,263,537
Unearned premiums	3,868,747	3,447,203	2,680,982	1,773,593	1,366,170	1,024,965
Deferred income tax liability	35,257	106,363	274,519	264,032	148,297	33,171
Revolving credit facility	185,000	120,000	—	—	—	—
Notes payable	250,000	250,000	250,000	—	—	6,667
2.75% Convertible senior notes due 2044	160,331	157,679	—	—	—	—
5.50% Convertible senior notes due 2021	12,302	56,745	164,218	161,218	138,506	—
7.25% Subordinated notes due 2055	150,000	—	—	—	—	—
Junior subordinated debt	123,714	123,714	123,714	123,714	123,714	123,714
Common stock, preferred stock and additional paid in capital less treasury stock	1,379,473	1,026,163	864,173	468,226	282,805	249,086
Total AmTrust Financial Services, Inc. equity	2,469,857	2,037,020	1,441,005	1,144,121	890,563	716,514

(1)	Results for a number of periods were affected by AmTrust’s various acquisitions from 2010 to June 30, 2015.
(2)	Acquisition costs and other underwriting expenses include policy acquisition expenses, commissions paid directly to producers, premium taxes and assessments, salary and benefits and other insurance general and administrative expenses which represent other costs that are directly attributable to insurance activities. These costs and expenses are reduced by ceding commission earned through external reinsurance agreements.
(3)	Other operating expenses include non-cash amortization of tangible and intangible assets, goodwill impairment and non-insurance revenue generating activities in which we engage.
(4)	Net loss ratio is calculated by dividing the loss and loss adjustment expense by net premiums earned.
(5)	Net expense ratio is calculated by dividing the total of acquisition costs and other underwriting expenses by net premiums earned.
(6)	Net combined ratio is calculated by adding net loss ratio and net expense ratio together.
(7)	Return on common equity is calculated by dividing net income by the average stockholders’ equity for the period.

RISK FACTORS

An investment in the Notes involves risks. You should carefully consider the following material risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The trading price of the Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Notes

The Notes will be subordinated in right of payment to our Senior Indebtedness and holders of Notes may recover ratably less than unsubordinated creditors in the event of our bankruptcy, liquidation or reorganization.

The Notes are our subordinated obligations and rank junior in right of payment to the claims of holders of our Senior Indebtedness (as defined under “Description of the Notes—Ranking”). In the event of a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, our creditors, other than those in respect of debt ranking equal with or junior to the Notes, will be entitled to receive payment in full of all obligations due to them before the holders of Notes will be entitled to receive any payment with respect to the Notes. As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, holders of Notes may recover ratably less than unsubordinated creditors.

In addition, the indenture governing the Notes will prevent us from making payments in respect of the Notes if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms. See “Description of the Notes—Ranking.”

The Notes are structurally subordinated to debt of our subsidiaries. In addition, our ability to pay principal and interest on the Notes is dependent upon our receipt of dividends from our subsidiaries.

Our operations are substantially conducted through direct and indirect subsidiaries. As a holding company, we do not own any significant assets other than equity in our subsidiaries. Our ability to pay principal and interest on the Notes will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of those subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations and proceeds from the sale of assets and other capital-raising activities. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay principal and interest on the Notes. In addition, dividends or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

Payment of dividends by our insurance subsidiaries is restricted by insurance laws of various states, and the laws of certain foreign countries in which we do business (primarily Ireland, the United Kingdom and Bermuda), including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future, including those imposed by indebtedness our subsidiaries may incur in the future. As a result, at times we may not be able to receive dividends from our insurance subsidiaries, which would affect our ability to pay principal and interest on the Notes. As of December 31, 2014, our insurance subsidiaries collectively could pay dividends to us of $844 million without prior regulatory approval. During the first half of 2015, our insurance subsidiaries paid us dividends of $17.3 million.

In addition, because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the distribution or allocation of the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of such subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Notes will not be obligations of, or guaranteed by, our subsidiaries, and our subsidiaries will have no obligation to pay any amounts due on the Notes.

The Notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could have a negative impact on the holders of the Notes.

We are not restricted under the terms of the Notes from incurring additional debt, including debt that ranks senior to the Notes, or repurchasing our common stock or other securities. The indenture governing the Notes does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock. In addition, the Notes do not require us to achieve or maintain any minimum financial results or ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

The Notes have limited acceleration rights.

Holders of the Notes have limited rights of acceleration upon events of default. There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, premium, if any, or interest on, the Notes or in the performance of any other obligation of the Company under the Notes or if we default on any other debt securities. Holders may accelerate payment of indebtedness on the Notes only upon our or a Significant Subsidiary’s bankruptcy, insolvency or reorganization. See “Description of Notes—Events of Default” in this prospectus supplement. In addition, the holders of senior indebtedness and certain other instruments that we or our subsidiaries have issued or may issue from time to time may declare such indebtedness in default and accelerate the due date of such indebtedness if an event of default under that instrument shall have occurred and be continuing, which may adversely impact our ability to pay obligations on the Notes.

You may be unable to sell your Notes if an active trading market does not develop.

The Notes are a new issue of securities with no established trading market. We intend to apply to have the Notes approved for listing on the NYSE; however, we cannot assure you that the Notes will be approved for listing. Even if the Notes are approved for listing, there may be little or no secondary market for the Notes. Further, even if a secondary market for the Notes develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial.

If a trading market does develop, general market conditions and unpredictable factors could adversely affect market prices for the Notes.

If a trading market does develop, there can be no assurance about the market prices for the Notes. Several factors, many of which are beyond our control, will influence the market price of the Notes. Factors that might influence the market price of the Notes include, but are not limited to:

•	the level of liquidity of the Notes;

•	the time remaining to maturity of the Notes;

•	the aggregate amount outstanding of the relevant Notes;

•	any redemption features of the Notes;

•	whether interest payments have been made and are likely to be made on the Notes from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the Notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the level, direction, and volatility of market interest rates generally; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government, European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe.

If you purchase the Notes, the Notes may subsequently trade at a discount to the price that you paid for them.

The Notes are subject to early redemption.

We may redeem the Notes in $25 increments in whole or in part on September     , 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. The Notes are less likely to become subject to early redemption during periods when interest is accruing on the Notes at a rate below that which we would pay on any new issue of our interest-bearing debt securities having a maturity equal to the remaining term of the Notes. The Notes are more likely to become subject to early redemption during periods when interest is accruing on the Notes at a rate above that which we would pay on any new issue of interest-bearing debt securities having a maturity equal to the remaining term of the Notes. In the event that we redeem your Notes prior to the maturity date, you will receive only 100% of the principal amount of your Notes to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date, as described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

Credit ratings could adversely affect our cost of financing and the market prices of our securities, including the Notes. A.M. Best has rated the Notes, and if A.M. Best changes its rating or if another agency issues a rating that differs from A.M. Best’s, any such change or disparity between ratings could adversely affect the market prices of the Notes.

As part of the operations and financing of our insurance businesses, we from time-to-time have discussions with a variety of rating agencies. For this offering, we selected only A.M. Best to rate the Notes. Had we selected other rating agencies to rate the Notes, the rating that such other rating agencies would ultimately have assigned to the Notes may have been lower than the rating issued by A.M. Best.

A rating agency not requested or engaged by us to provide a rating may nonetheless issue an unsolicited rating and, if one does, it may be lower than any current rating of our securities. A rating agency might be more likely to issue an unsolicited rating if it was not selected after having had discussions with the issuer. The issuance of unsolicited ratings that are lower than any current ratings of the Notes may adversely affect the value of the Notes.

Credit rating agencies may rate our debt securities, including the Notes, employing factors that include our financial condition, liquidity and results of operations, business and prospects and their view of the general outlook for the economy generally and the insurance industry specifically. Actions taken by the rating agencies can include initiating, maintaining, upgrading, downgrading or withdrawing a current rating of our indebtedness or placing us on negative outlook for possible future downgrading. Such action may be taken at any time and is beyond our control. The downgrade or withdrawal of any credit rating of our indebtedness or placing us on negative outlook for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have a negative effect on the value of your Notes.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $         (or approximately $         if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds from this offering. We intend to use a portion of the net proceeds from this offering to finance our previously announced Warranty Solutions and Nationale Borg acquisitions, as described in “Our Company—Recent Developments” in this prospectus supplement. Other than in connection with these acquisitions, we currently intend to use the remainder of the net proceeds from this offering for general corporate purposes, which includes working capital, capital expenditures and/or strategic acquisitions. Pending the application of any net proceeds, we intend to invest such amounts in short-term, investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The below table indicates our ratio of earnings to fixed charges for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. We have derived our ratio of earnings to fixed charges from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Six Months Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	12.6x	10.7x	12.0x	7.7x	10.0x	14.3x

(1)	For the purpose of determining our ratio of earnings to fixed charges, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (ii) capitalized interest and all non-controlling interest in pre-tax income (loss) of subsidiaries that have not incurred fixed charges plus (iii) cash dividends from equity method investments. Fixed charges consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rent expense.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the Notes in this offering and (ii) the anticipated use of the net proceeds therefrom.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	As of June 30, 2015
(Dollar and Share Amounts In Thousands, Except Par Value)	Actual	As Adjusted
Cash, cash equivalents and restricted cash	$1,094,912	$
Investments	5,241,388		5,241,388
Debt:
Consolidated Indebtedness(1)	$927,604		$927,604
% notes due 2055 offered hereby	—

Total debt	927,604

Stockholders’ equity:
Common stock, par value par value $0.01 per share; 150,000 shares authorized, 98,221 shares issued and 82,637 shares outstanding on an actual and as adjusted basis	$982		$982
Preferred stock, par value $0.01 per share; 10,000 shares authorized, 4,968 shares issued and outstanding on an actual and as adjusted basis	482,500		482,500
Additional paid in capital	1,118,231		1,118,231
Treasury stock	(222,240)		(222,240)
Accumulated other comprehensive income	(48,545)		(48,545)
Retained earnings	1,138,929		1,138,929
Non-controlling interest	162,488		162,488

Total stockholders’ equity	2,632,345		2,632,345

Total capitalization	$3,559,949	$

(1)	This amount does not include $168.0 million aggregate principal amount of a loan made to us by Maiden Reinsurance in connection with a reinsurance agreement between Maiden Reinsurance and AmTrust International Insurance Ltd. (“AII”) that requires Maiden Reinsurance to provide sufficient collateral to secure its proportionate share of AII’s obligations. This amount is accounted for as a note payable on our balance sheet.

DESCRIPTION OF THE NOTES

The following description of the terms of the Notes supplements the description of the general terms of our debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. The following summary of the terms and provisions of the Notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the indenture, which we refer to as the base indenture, dated as of December 21, 2011, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture with respect to the Notes, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture, collectively, as the indenture. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the indenture. As used in this section, “we,” “us,” “our,” “the Company” and “AmTrust” mean AmTrust Financial Services, Inc. and do not include its subsidiaries.

General

We will issue $         aggregate principal amount of the Notes ($         aggregate principal amount if the underwriters exercise their over-allotment option in full) pursuant to the indenture. The Notes are unsecured, subordinated debt instruments. The Notes will be issued in fully-registered book-entry form without coupons and in denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will have a maturity date of September 15, 2055.

Holders of the Notes and the trustee have no right to accelerate the maturity of the Notes in the event we fail to pay interest or principal on the Notes, fail to perform any other obligation under the Notes or in the indenture or default on any other securities issued by us. See “—Events of Default” below.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture will not contain provisions that would afford holders of Notes protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders. The indenture does not restrict us in any way, now or in the future, from incurring additional indebtedness, including Senior Indebtedness (as defined below) that would rank senior in right of payment to the Notes.

The Notes will not be entitled to a sinking fund and cannot be redeemed at the option of the holder.

Interest Rate

Subject to applicable law, as described below, interest on the Notes will accrue from and including the original issue date to, but excluding, the maturity date or earlier acceleration or redemption at an annual rate equal to     %, and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2015, to the record holders at the close of business on the immediately preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a Business Day). If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day (and without any interest or other payment in respect of any such delay).

Interest on the Notes will accrue from the most recent date on which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, the date of initial issuance. Interest on the Notes will cease to accrue upon the earlier of the maturity date and any date of redemption. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or to be closed.

Ranking

The payment of the principal of and interest on the Notes will be expressly subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of all of our Senior Indebtedness.

“Senior Indebtedness” is defined in the indenture to include the principal of (and premium, if any) and unpaid interest on (x) Indebtedness of the Company, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed other than (a) any Indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the Federal Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its subsidiaries, (c) Indebtedness to any employee of the Company, (d) any liability for taxes, (e) Trade Payables and (f) any Indebtedness of the Company which is expressly subordinate in right of payment to any other Indebtedness of the Company, and (y) renewals, extensions, modifications and refundings of any such Indebtedness. For purposes of the foregoing and the definition of “Senior Indebtedness,” the phrase “subordinated in right of payment” means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured, and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among Holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

“Indebtedness” is defined in the indenture as any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined.

“Trade Payables” is defined in the indenture as accounts payable or any other Indebtedness or monetary obligations to trade creditors created or assumed by the Company or any Subsidiary of the Company in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries. Because we are a holding company, we rely primarily on dividends and other payments from our subsidiaries to pay interest and principal on our outstanding debt obligations and to make payments on our other securities. See “Risk Factors—Risks Related to the Notes—The Notes are structurally subordinated to debt of our subsidiaries. In addition, our ability to pay principal and interest on the Notes is dependent upon our receipt of dividends from our subsidiaries.”

If certain events in bankruptcy, insolvency or reorganization occur relating to us, we will first pay all Senior Indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes. In such an event, we will pay or deliver directly to the holders of Senior Indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Notes. We will make the payments to the holders of Senior Indebtedness according to priorities existing among those holders until we have paid all Senior Indebtedness, including accrued interest, in full. If, notwithstanding the preceding sentence, the trustee or the holder of any Note receives any payment or distribution before all Senior Indebtedness is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the trustee or such holder, then such payment or distribution shall be paid over or delivered for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Indebtedness, the holders of Notes together with the holders of any of our other obligations that rank equally with the Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes.

In addition, if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not pay the principal of, or premium, if any, or interest on, the Notes or repurchase, redeem or otherwise retire any Notes, unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash, subject to certain exceptions as provided in the indenture. If the Notes are declared due and payable before their stated maturity, the holders of Senior Indebtedness outstanding at the time the Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment on the Notes. If, notwithstanding the foregoing, we make any payment to the trustee or the holder of any Note prohibited by the preceding sentences, and if such fact shall, at or prior to the time of such payment, have been made known to the trustee or such holder, such payment must be paid over and delivered to us.

Because of the subordination provisions of the indenture, if we become insolvent, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

The Notes do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior or pari passu (i) in right of payment and (ii) upon our liquidation to the Notes. The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any of our existing and future junior subordinated debt, (ii) equally in right of payment with any of our existing and future unsecured subordinated debt that ranks equally with the Notes, and (iii) subordinate in right of payment to any of our existing and future Senior Indebtedness. As of June 30, 2015, we had $653.9 million of indebtedness ranking senior to the Notes, including amounts outstanding under the credit facilities, $150 million of indebtedness ranking equally with the Notes and $123.7 million of indebtedness ranking junior to the Notes. The Notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. As of June 30, 2015, our subsidiaries had outstanding indebtedness and other liabilities of $12.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Optional Redemption

We may redeem the Notes in $25 increments in whole or in part on September     , 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the Notes on any date of redemption, we may subsequently redeem additional Notes.

If we are redeeming less than all the Notes at any time, the Notes to be redeemed will be selected in accordance with the procedures of DTC and which may provide for the selection or redemption of a portion of the principal amount of any Note so long as the unredeemed portion of the principal amount of any Note is in an authorized denomination.

The notices of redemption will be sent at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes being redeemed or transmitted otherwise in accordance with the procedures of DTC. If any Note is to be redeemed in part only, any notice of redemption that relates to that Note will state the portion of the principal amount to be redeemed.

Notice of redemption having been given, any Notes to be redeemed shall, on the redemption date, become due and payable at the redemption price and from and after such date (unless we default in the payment of the redemption price) such Notes shall cease to bear interest. Upon surrender of any such Notes for redemption, such Notes shall be paid by us at the redemption price.

If any Notes called for redemption shall not be paid upon surrender for redemption, the principal thereof shall, until paid, bear interest from the redemption date at the rate prescribed in the Notes.

Denominations

The Notes will be issued only in fully-registered book-entry form without coupons in denominations of $25 each and integral multiples of $25 in excess thereof.

Events of Default

The indenture will provide that certain events of bankruptcy, insolvency, reorganization or receivership relating to us or a Significant Subsidiary are events of default with respect to the Notes.

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, that meets any of the conditions set forth in Article 1, Rule 1-02 of Regulation S-X. “Subsidiary” means a corporation, company (including any limited liability company), association, partnership, joint venture, trust or other business entity in which the Company and/or one or more of the Company’s other Subsidiaries owns at least 50% of the voting stock thereof.

The indenture will define a default with respect to the Notes as:

•	default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) calendar days;

•	default in payment of principal or premium, if any, on the Notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise; or

•	failure to perform any other covenant or warranty in the indenture that applies to the Notes for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture.

There is only a right of acceleration in the case of an event of default. There is no right of acceleration in the case of a default. Accordingly, payment of principal of the Notes may be accelerated only in the case of the bankruptcy, insolvency, reorganization or receivership of us or a Significant Subsidiary.

If an event of default other than an event of default relating to bankruptcy, insolvency, reorganization or receivership occurs and is continuing with respect to the Notes, either the trustee or the holders of at least 25% in principal amount of the Notes may declare the principal of the Notes to be due and payable immediately. If an event of default relating to bankruptcy, insolvency, reorganization or receivership occurs, the principal amount of all the Notes will automatically, and without action by the trustee or any holder, become immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of the Notes may rescind such declaration.

The indenture will provide that if default is made on payment of interest and continues for a 30 day period or if default is made on payment of principal of the Notes, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such Note, the whole amount then due and payable on such Note for principal, premium, if any, and interest. The indenture will further provide that if we fail to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection.

In cases specified in the indenture, the holders of a majority in principal amount of the Notes may waive any default on behalf of all holders of the Notes, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Within 90 days after the trustee’s knowledge of the occurrence of any default with respect to the Notes, the trustee shall transmit by mail to all holders of Notes, notice of such default unless such default shall have been cured or waived.

The holders of a majority of the aggregate outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Notes.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless (i) the resulting, surviving or transferee person (if not us) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the Notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture with respect to the Notes. Upon any such amalgamation, consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the Notes and the indenture except in the case of any such lease. At our election, this requirement will not apply to any conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our subsidiaries.

Modification and Amendment

Subject to certain exceptions, the indenture or the Notes may be amended with the consent of the holders of at least a majority of the principal amount of then outstanding Notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of then outstanding Notes (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of a then outstanding Note affected, no amendment may, among other things:

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to waive any past default or event of default;

•	reduce the rate of interest on any Note or change the time for payment of interest on any Note;

•	reduce the principal of any Note or change the maturity date of any Note;

•	change the place or currency of payment on any Note;

•	impair the right of any holder to receive payment of principal of and interest, if any, on, its Notes or to institute suit for the enforcement of any such payment with respect to such holder’s Notes; or

•	make any change in the provisions described in this “—Modification and Amendment” section or in the waiver provisions of the indenture that require each holder’s consent to modify and amend or to waive.

Without the consent of any holder of the Notes, we and the trustee may amend the indenture or the Notes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture or the Notes, including to eliminate any conflict with the terms of the Trust Indenture Act;

•	to conform the terms of the indenture or the Notes to the description thereof in this prospectus supplement or the accompanying prospectus, relating to the offering of the Notes;

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture;

•	to add guarantees with respect to the Notes;

•	to secure the Notes;

•	to add (or expand) the covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

•	to make any other change that does not adversely affect the rights of any holder of the Notes in any material respect (other than any holder that consents to such change);

•	to provide for a successor trustee;

•	to comply with the applicable procedures of the depositary; or

•	to comply with any rules or requirements in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such Holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at the maturity date or otherwise, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to the other terms contained in the indenture, including the requirement that we provide an officer’s certificate and opinion to the trustee that all of the conditions precedent to the satisfaction and discharge have been satisfied.

Covenant Defeasance

The “covenant defeasance” provisions of the indenture, which would allow us to cease to comply with any restrictive covenants applicable to the Notes, are not applicable to the Notes because there are no restrictive covenants applicable to the Notes.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. The indenture will be subject to the provisions of the Trust Indenture Act.

Listing

We intend to apply to list the Notes on the NYSE under the symbol “AFST.” If the application is approved, we expect trading on the NYSE to begin within 30 days of the original issue date of the Notes.

Further Issuances

We may, from time to time, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes that are equal in rank to the Notes offered by this prospectus supplement in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). These notes will be consolidated and form a single series with the Notes, provided, however, that a separate CUSIP, common code or ISIN, as applicable, will be issued for any additional notes unless the additional notes and the Notes of such series offered under this prospectus supplement are fungible for U.S. federal income tax purposes.

About the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and will be the principal paying agent and registrar for the Notes. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates.

The trustee under the indenture may resign or be removed with respect to one or more series of debt securities under the indenture and a successor trustee may be appointed to act with respect to such series.

BOOK-ENTRY SYSTEM

Upon issuance, the Notes will be represented by one or more fully registered global certificates, each of which we refer to as a global note. Each such global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee thereof. Initial settlement for the Notes will be made in same day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Investors may elect to hold their interest in the global securities through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

So long as DTC, or its nominee, is a registered owner of a Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Note for all purposes under the indenture. Except as provided below, the actual owners of the Notes represented by a Note (the “beneficial owner”) will not be entitled to have the Notes represented by such Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the indenture.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global notes. We will also issue Notes in definitive form in exchange for the global notes if an event of default or default has occurred with regard to the Notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion (subject to the procedures of DTC) determine not to have the Notes represented by the global notes and, in that event, will issue Notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $25 and integral multiples of $25 above that amount, unless otherwise specified by us. Notes in definitive form can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes in definitive form.

Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant of DTC (a “participant”), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that the Company requests any action of holders of the Notes or that an owner of a beneficial interest is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Notes. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the Notes, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and FINRA. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the limited circumstances that may be provided in the indenture.

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee under the indenture or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of beneficial owners is the responsibility of the Company or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. The Company may decide (subject to the procedures of DTC) to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by DTC for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes. This discussion is limited to Notes that are held as capital assets by investors that purchase the Notes upon original issuance at their initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are also subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as persons subject to the alternative minimum tax, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, United States holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons deemed to sell Notes under the constructive sale provisions of the Code, and persons that hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

For purposes of this discussion, a “United States holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations.

For purposes of this discussion, a “non-United States holder” is a beneficial owner of a Note that is neither a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes) nor a “United States holder.”

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships holding the Notes should consult their own tax advisors.

Persons considering the purchase of the Notes should consult their own tax advisors with respect to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local, foreign and other tax laws.

United States Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the Notes (as determined for U.S. federal income tax purposes) will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). Stated interest paid on a Note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

Upon the sale, exchange, redemption or other disposition of a Note, a United States holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest, which will be taxable as ordinary income to the extent not previously included in income) on the sale, exchange, redemption or other disposition and such United States holder’s adjusted tax basis in the Note. A United States holder’s adjusted tax basis in a Note generally will be its initial purchase price. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Note had been held for more than one year. A United States holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to deduct capital losses is subject to limitations.

Non-United States Holders

Payment of Principal and Interest and Sale, Exchange, Redemption or Other Disposition of Notes

Subject to the discussion below concerning backup withholding and Foreign Account Tax Compliance, the following is a discussion of U.S. federal income tax and withholding tax considerations generally applicable to non-United States holders:

(a)	payments of principal and interest with respect to a Note held by or for a non-United States holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-United States holder is not a controlled foreign corporation, within the meaning of section 957(a) of the Code, that is related, directly or indirectly, to us through stock ownership, (iii) such non-United States holder is not engaged in a U.S. trade or business to which the interest is effectively connected, (iv) such non-United States holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (v) such non-United States holder complies with applicable certification requirements related to its non-U.S. status including, in general, furnishing to us an Internal Revenue Service (“IRS”) IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8; and

(b)	a non-United States holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) that gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States) or (ii) such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a non-United States holder cannot satisfy the requirements described in paragraph (a) above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-United States holder provides a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with such non-United States holder’s conduct of a trade or business in the United States.

Effectively Connected Interest or Gain

If interest or gain on a Note is effectively connected with a non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States), such non-United States holder will generally be taxed on such amounts in the same manner as if it were a United States holder (see “United States Holders” above). In addition, a corporate non-United States holder may be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments.

Foreign Account Tax Compliance

Withholding at a rate of 30% generally will be required in certain circumstances on interest in respect of, and after December 31, 2016, gross proceeds from the disposition of, Notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of and, after December 31, 2016, gross proceeds from the disposition of, Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of Treasury. Prospective holders are encouraged to consult their tax advisors regarding the possible implications of these rules on an investment in the Notes.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to interest and principal payments made to, and to the proceeds of sales by, certain non-corporate United States holders. A United States holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing IRS Form W-9. In the case of a non-United States holder, backup withholding and information reporting will not apply to payments on, or proceeds from the sale, exchange, redemption or other disposition of, a Note if the statement referred to in clause (a)(v) of the first paragraph under the heading “Non-United States Holders” has been received. Withholding agents must nevertheless report to the IRS and to each non-United States holder the amount of interest paid with respect to the Notes held by such non-United States holder and the rate of withholding (if any) applicable to such non-United States holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, certain of the underwriters and certain of our respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if Notes are acquired by or on behalf of a Plan unless the Notes are acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition of the Notes. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96- 23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of our Notes.

Because of the foregoing, the person making the decision on behalf of a Plan or a governmental, church or foreign plan will be deemed, by purchasing the Notes, to represent on behalf of itself and the plan that the purchase of the Notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Keefe, Bruyette & Woods, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below.

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$
Wells Fargo Securities, LLC
Keefe, Bruyette & Woods, Inc.

Total:	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement and the accompanying prospectus if any such Notes are taken. In certain circumstances, if an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof not to offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the Notes, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Notes or substantially similar securities or rights other than the Notes or securities permitted with the prior written consent of the representatives.

The underwriters initially propose to offer part of the Notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $         per Note under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $         per Note to other underwriters or to certain dealers. After the initial offering of Notes to the public, the representatives may change the public offering price, concession and discount.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $         aggregate principal amount of Notes solely to cover over-allotments at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. If the underwriters exercise this option in full, upon the exercise of the option, the total underwriting discount will be $         and the total proceeds to us before expenses will be $        .

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional $         aggregate principal amount of Notes.

Total
	Per Note		No Exercise	Full Exercise
Purchase Price		%	$	$
Underwriting discounts and commissions to be paid by us		%	$	$
Proceeds, before expenses, to us		%	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $        .

Prior to this offering, there has been no public market for the Notes. We intend to apply to list the Notes on the NYSE under the symbol “AFST.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Notes.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Notes. Specifically, the underwriters may sell more Notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the number of Notes available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short position by exercising the over-allotment option or purchasing Notes in the open market. In determining the source of Notes to close out a covered short position, the underwriters will consider, among other things, the open market price of Notes compared to the price available under the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. These activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have purchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the other party may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Notes to underwriters for sale to their online brokerage account holders.

Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates from time to time perform investment banking, lending and other financial services, including foreign exchange swaps, for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any Notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or on the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to their delivery hereunder should consult their own advisor.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for AmTrust or any underwriter to produce a prospectus for such offer. Neither AmTrust nor any underwriter has authorised, nor do they authorise, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of Notes contemplated in this prospectus supplement and the accompanying prospectus.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require AmTrust or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at, and any offer subsequently may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) who (a) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) or (b) are high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged with, relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to AmTrust; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Conflicts of Interest

Because we intend to use a portion of the net proceeds from this offering to finance our previously announced acquisition of Warranty Solutions from Wells Fargo & Company, an affiliate of Wells Fargo Securities, LLC, Wells Fargo Securities, LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.amtrustgroup.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.amtrustgroup.com or in print upon written request addressed to our Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 10, 2015, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2015 (only those portions incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2014); and

•	Current Report on Form 8-K filed with the SEC on February 27, 2015, March 19, 2015, April 13, 2015, May 21, 2015 and June 18, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus supplement and the accompanying prospectus.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Stephen B. Ungar

Senior Vice President, General Counsel and Secretary

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

(212) 220-7120

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP. The validity of the securities offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements and schedules and the report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference to AmTrust’s Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AmTrust Financial Services, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

We may offer from time to time, in one or more offerings, our debt securities, common stock, preferred stock, depositary shares, warrants or units. This prospectus describes the general terms of these securities and the general manner in which we may offer them.

We will provide specific terms of these securities in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

We may sell the securities directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. We will state the names of any underwriters, dealers or agents that are included in a sale of securities to you, and any applicable commissions or discounts, in the accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common stock, par value $.01 per share, is listed on The NASDAQ Stock Market LLC under the symbol “AFSI.” The closing price of our common stock on The NASDAQ Stock Market LLC on June 10, 2015 was $60.56 per share. Our Series A Preferred Stock, par value $.01 per share, is listed on the New York Stock Exchange, or NYSE, under the symbol “AFSI-A.” The closing price of our Series A Preferred Stock on the NYSE on June 10, 2015 was $24.65. Our Series B Preferred Stock, par value $.01 per share, is listed on the NYSE under the symbol “AFSI-B.” The closing price of our Series B Preferred Stock on the NYSE on June 10, 2015 was $25.04. Our Series C Preferred Stock, par value $.01 per share, is listed on the NYSE under the symbol “AFSI-C.” The closing price of our Series C Preferred Stock on the NYSE on June 10, 2015 was $25.46. Our Series D Preferred Stock, par value $.01 per share, is listed on the NYSE under the symbol “AFSI-D.” The closing price of our Series D Preferred Stock on the NYSE on June 10, 2015 was $25.13. None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these securities, please see the section titled “Risk Factors,” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2015.

References in the prospectus to “we,” “us,” “the Company” or “AmTrust” or other similar terms mean AmTrust Financial Services, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf registration” process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will prepare a prospectus supplement that will contain certain specific information about the terms of that offering and the securities being offered thereby. The applicable prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference into this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the securities that we may offer under this prospectus. This prospectus and accompanying prospectus supplement(s) will describe the material terms of any exhibits to the registration statement that are material to the offering. The registration statement and exhibits can be read on the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our securities; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments and therefore may no longer be accurate.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings, before investing in these securities. We may include additional risk factors in a prospectus supplement relating to an offering of a particular series of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995 that are intended to be covered by the safe harbors created thereby. When we use words such as “believe,” “expect,” “predict”, “estimate”, “intend,” “plan,” “project,” “seek,” “potential,” “possible,” “could,” “might,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately, many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, will be discussed in our Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

The projections and statements in this prospectus speak only as of the date of this prospectus, and we undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements included or incorporated by reference in this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://ir.amtrustgroup.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://ir.amtrustgroup.com or in print upon written request addressed to our corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-3 that may be obtained as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will update or supersede this information.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on February 27, 2015, March 19, 2015, April 13, 2015 and May 21, 2015; and

•	the description of our common stock, $0.01 par value, set forth in our Form 8-A filed with the SEC on November 9, 2006 and our Registration Statement on Form S-1/A (File No. 333-134960) filed with the SEC on November 8, 2006 and declared effective by the SEC on November 9, 2006, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference any future filings filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this registration statement and, in the case of any particular offering of securities, until such offering of securities is terminated (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Stephen B. Ungar

Senior Vice President, General Counsel and Secretary

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Telephone Number: 212-220-7120

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus we have prepared or authorized for use with respect to a particular offering of our securities under this prospectus. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein and therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

AMTRUST FINANCIAL SERVICES, INC.

We underwrite and provide property and casualty insurance in the United States and internationally to niche customer groups that we believe are generally underserved by larger insurance carriers within the broader insurance market.

Our business model focuses on achieving superior returns and profit growth with the careful management of risk. We pursue these goals through geographic and product diversification, as well as an in-depth understanding of our insured exposures. Our product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Our workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. Our extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. We have also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of our products are sold through independent third-party brokers, agents, retailers or administrators. Our strategy is to target small to middle size customer markets throughout the U.S. and Europe where our proprietary technology platform enables us to efficiently manage the high volume of policies and claims that result from serving large numbers of small policyholders and warranty contract holders. The technology we have developed offers a level of service that is a competitive advantage in these high volume, lower risk markets by enhancing our ability to service, underwrite and adjudicate claims. Additionally, our ability to maintain and analyze high volumes of loss data over a long historical period allows us to better manage and forecast the underlying risk inherent in the portfolio. Since our inception in 1998, we have grown both organically and through an opportunistic acquisition strategy. We believe we approach acquisitions conservatively, and our strategy is to take relatively modest integration and balance sheet risk. Our acquisition activity has involved the purchase of companies, renewal rights to established books of insurance portfolios, access to distribution networks and the hiring of established teams of underwriters with expertise in our specialty lines.

We are committed to driving long-term shareholder value and industry-leading returns on equity by continuing to execute on our lower risk, lower volatility business model and leveraging technology to help maintain a more efficient cost structure, consistently generate solid underwriting profits and ensure strong customer service and retention rates. Additionally, we are focused on further enhancing our economies of scale by opportunistically expanding our geographic reach and product set, growing our network of agents and other distributors, developing new client relationships and executing our acquisition strategy. We are also focused on maintaining our disciplined approach to capital management while maximizing an appropriate risk-adjusted return on our growing investment portfolio. We continue to carefully monitor and maintain appropriate levels of reserves and seek to minimize our reinsurance recoverable exposure in order to maintain a strong balance sheet. We intend to expand our business and capital base to take advantage of profitable growth opportunities while maintaining or improving our A.M. Best ratings. Our principal operating subsidiaries are rated “A” (Excellent) by A.M. Best Company (“A.M. Best”), which rating is the third highest of 16 rating levels. Our consolidated results include the results for our holding company and wholly-owned insurance company subsidiaries.

Our principal executive offices are located at 59 Maiden Lane, 43rd Floor, New York, New York 10038, and our telephone number at that location is (212) 220-7120.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The below table indicates our ratio of earnings to fixed charges for each of the three months ended March 31, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010. We have derived these ratios from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	17.2x	10.7x	12.0x	7.7x	10.0x	14.3x

(1)	For the purpose of determining our ratio of earnings to fixed charges, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges plus (iii) cash dividends from equity method investments. Fixed charges consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rent expense.

SUMMARY DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of debt securities, common stock, preferred stock, depositary shares, warrants and units.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion of preferred stock or upon exercise of a debt warrant from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of the debt securities offered through that prospectus supplement and any special federal income tax consequences of these debt securities.

The debt securities will be issued in one or more series under an indenture by and among us and The Bank of New York Mellon Trust Company, N.A., as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended.

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture and the form of the applicable debt securities. Unless we specify otherwise in the applicable prospectus supplement, such Indenture will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments or supplements to such Indenture as we may adopt from time to time. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute our unsecured unsubordinated or subordinated obligations and will rank in parity in right of payment with all of our other existing and future unsecured and unsubordinated or subordinated indebtedness, as the case may be. We may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount, which we may authorize from time to time. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title and series of the debt securities;

•	the aggregate principal amount of the debt securities, whether there is any limit on the aggregate principal amount of the debt securities and whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the identity of the person to whom we will pay any interest on a debt security, if it is any person other than the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment;

•	the date or dates on which we will pay the principal of the debt securities;

•	if the debt securities will bear interest, the interest rate or rates, the date or dates from which the interest will accrue, the interest payment dates on which we will pay the interest and the regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal of, and any premium and interest on, the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, we may, at our option, redeem the debt securities, in whole or in part;

•	our obligation, if any, to repurchase, redeem or repay the debt securities upon the happening of an event or at your option and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, repurchased or repaid, in whole or in part;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that we will pay upon acceleration of maturity;

•	whether the debt securities may be exchangeable for and/or convertible into our common stock or any other security;

•	if other than denominations of $1,000 and integral multiples of $1,000, the denominations in which debt securities shall be issuable;

•	the applicability of the provisions of the applicable Indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	whether the principal or interest will be indexed to, or determined by reference to, one or more securities, commodities, indices or other financial measure;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	whether we may issue the debt securities, in whole or in part, in the form of one or more global securities, and, if so, the depositaries for the global securities, and, if different from those described below under “— Global Securities,” any circumstances under which we may exchange or transfer any global security, in whole or in part, in the names of persons other than the depositary or its nominee;

•	any addition to, change, or deletion of, any covenant or events of default applicable to the debt securities and any change in the right of the Trustee or your rights to declare the principal amount of the debt securities due and payable;

•	whether and under what circumstances we will pay Additional Amounts on the debt securities of the series to any holder in respect of any tax, assessment, or other governmental charge; and

•	any other specific terms of the debt securities of the series.

Redemption

We will set forth in an applicable prospectus supplement whether the debt securities are redeemable and the terms and conditions for such redemption, including the redemption price, the redemption period, whether such debt securities are redeemable in whole or in part at our option and any other additional provisions affecting the redemption of such debt securities.

Conversion and Exchange

We will set forth in an applicable prospectus supplement whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period, whether the conversion or exchange will be mandatory, at our option or at the option of the holder, the events requiring an adjustment of the conversion price or the exchange rate and any other additional provisions affecting the conversion or exchange of such debt securities.

Restrictive Covenants

Any material covenants applicable to the debt securities of any series not described in this prospectus will be specified in the applicable prospectus supplement.

Merger, Consolidation, and Transfer of Assets

The Indenture provides that we will not, in any transaction or series of related transactions, consolidate with or merge into any other person or sell, assign, transfer, lease, or otherwise convey all or substantially all of our assets to any other entity unless:

•	in such transaction or transactions, either (1) we shall be the continuing entity (in the case of a merger) or (2) the successor, transferee or lessee entity formed by or resulting from the consolidation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of our properties and assets is made, shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the Indenture and the due and punctual performance and observance of all of our other obligations under the Indenture and the debt securities outstanding thereunder; and

•	immediately after giving effect to such transaction or transactions, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing.

Upon any consolidation with, or merger into, any other entity or any sale, assignment, transfer, lease, or conveyance of all of our properties and assets, to any entity in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease, or other conveyance is made shall succeed to, and be substituted for us, and may exercise every right and power of ours under the Indenture with the same effect as if such successor person had been named therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the debt securities issued under that Indenture.

Events of Default

Unless otherwise set forth in the applicable prospectus supplement, each of the following events will constitute an Event of Default under the Indenture, if applicable:

•	failure to pay principal of, or premium, if any, on, any debt security when due either at maturity, by call for redemption, by declaration or otherwise;

•	failure to pay any interest on any debt security when due that continues for 30 days;

•	failure to make any sinking fund payment or payments under any analogous provision when due with respect to any debt security of that series that continues for 30 days;

•	failure to perform covenants in the Indenture that continues for 90 days after written notice as provided in the Indenture;

•	failure to pay, for 30 days, an amount of indebtedness totaling more than $50 million in principal amount;

•	we file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur; and

•	any other event of default specified in the applicable prospectus supplement.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless those holders have offered to the Trustee reasonable protection from costs, expenses and liability. Subject to the provisions of the Indenture relating to the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an event of default, other than an event of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of a series of outstanding debt securities may accelerate the maturity of all debt securities of that series. If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities will automatically, and without any action by the Trustee or any holder, become immediately due and payable. However, after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under specific circumstances, rescind the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For a more detailed discussion as to waiver of defaults, see “— Modification or Waiver.”

No holder of any debt security will have any right to bypass the Trustee and institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to that series of debt securities;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series have made a written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee;

•	the Trustee has failed to institute the proceeding within 60 days; and

•	the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the holders’ request.

However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of, and premium, if any, or interest on, any debt security on or after the respective due dates expressed in the debt security.

We will be required to furnish to the Trustee a statement as to our performance of some of our obligations under the Indenture and as to any default in our performance.

Modification or Waiver

Unless otherwise set forth in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of any series of outstanding debt securities, and, in some instances, we and the Trustee may modify and amend the Indenture without the consent of the holders of any series of outstanding debt securities. However, we and the Trustee may not modify or amend the Indenture without the consent of the holder of each outstanding debt security affected by the modification or amendment if the modification or amendment:

•	changes the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduces the principal amount of, or the premium or interest on, any debt security;

•	reduces the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security;

•	changes the place or currency of payment of principal of, or premium or interest on, any debt security;

•	adversely affects the right, if any, of holders to exchange any debt securities for other securities or property in accordance with their terms;

•	impairs the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduces the percentage of any series of outstanding debt securities necessary to modify or amend the Indenture; or

•	reduces the percentage of aggregate principal amount of any series of outstanding debt securities necessary for waiver of compliance with specified provisions of the Indenture or for waiver of specified defaults.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive our compliance with specified restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or any other default specified in the applicable prospectus supplement.

Defeasance and Discharge

Satisfaction and Discharge

Upon our direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by us, subject to the survival of specified provisions of the Indenture, when:

•	either

(A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons have been delivered to the Trustee for cancellation, subject to exceptions, or

(B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series and, if applicable, related coupons, including the principal thereof and, premium, if any, and interest, if any, thereon;

•	we have paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•	the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture have been satisfied.

Defeasance

Unless specified in the applicable prospectus supplement and subject to the provisions of the Indenture, upon the exercise of our option, we will be discharged from all our obligations with respect to any debt securities of a series, except for the following obligations:

•	to exchange or register the transfer of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies; and

•	to hold moneys for payment in trust, upon our deposit in trust for the benefit of the holders of the debt securities of money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and interest on, debt securities of that series on the stated maturity in accordance with the terms of the Indenture and the debt securities of that series.

We may only exercise defeasance or discharge if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities of a relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

Form, Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities, if any, of each series only in fully registered global form, without coupons, and only in denominations and integral multiples of $1,000. However, if specified in the prospectus supplement, we may issue certificated securities in definitive form.

At your option, subject to the terms of the Indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination in the same aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities, you may present debt securities for exchange as provided above or for registration of transfer, if properly endorsed or with the form of transfer properly endorsed and executed, at the office of the security registrar or at the office of any transfer agent that we designate. There will be no service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. The security registrar will effect a transfer or exchange only if it is satisfied with the documents of title and identity of the person making the request for the transfer or exchange.

If we redeem the debt securities of any series in part, we will not be required to issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of transmission of a notice of redemption and ending at the close of business on the day of the transmission, or register the transfer of, or exchange, any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities of the particular series represented by the global securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with that depositary or nominee or a custodian for the depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided under the Indenture. Unless otherwise stated in the applicable prospectus supplement, we will appoint The Depository Trust Company (“DTC”) as the depositary for the debt securities.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Notwithstanding any provision of the Indenture or any debt security, no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as a depositary as required by the Indenture;

•	an Event of Default, or an event that with notice or lapse of time, or both, will become an Event of Default, with respect to the debt securities represented by the global security has occurred and is continuing;

•	we so request; or

•	other circumstances, if any, in addition to or in lieu of those described above and as may be described in the applicable prospectus supplement, exist.

All securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the series of debt securities represented by the global security for all purposes under that series of debt securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have a global security or any series of debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any series of debt securities represented by the global security for any purpose under that series of debt securities or the Indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee and to persons that may hold beneficial interests through the depositary’s participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the Trustee or any agent of ours or the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made for, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial interests.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date for the interest payment. Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Unless otherwise indicated in the applicable prospectus supplement, principal of, and any premium and interest on, the debt securities of a particular series will be payable at the office of the paying agent or paying agents that we may designate from time to time. Any other paying agents that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Notices

Unless otherwise specified in the applicable prospectus supplement, notices to the holders of debt securities will be sent by mail to the addresses of those holders as they may appear in the security register.

Title

Unless otherwise specified in the applicable prospectus supplement, we, the Trustee and any agents of ours or the Trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security, whether or not the debt security may be overdue, for the purpose of making payment and for all other purposes.

Relationship with the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest, the Trustee must either redeem or eliminate that conflict upon the occurrence of an event of default under the Indenture.

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. We maintain corporate trust relationships with the Trustee in the ordinary course of business.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock that we may issue separately, upon conversion of a debt security, upon conversion of preferred stock, upon exercise of an equity warrant or in connection with a unit. The description set forth below of our common stock is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws (the “By-Laws”) and Delaware law. See “Where You Can Find More Information” for information on how to obtain a copy of our Amended and Restated Certificate of Incorporation.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 150,000,000 shares of our common stock, $0.01 par value per share, of which, at June 5, 2015, 98,217,929 shares were issued, 15,617,509 shares were held in treasury and 82,600,420 shares were outstanding and were held of record by 153 stockholders.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “AFSI.”

Dividends

Holders of common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding shares of preferred stock or debt securities.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Other Terms

If there is a liquidation, dissolution or winding up of AmTrust, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities, and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Effect of Amended and Restated Certificate of Incorporation and By-Laws

Our Amended and Restated Certificate of Incorporation and By-Laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. In addition, our Amended and Restated Certificate of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by a resolution adopted by a majority of our board of directors or by our chief executive officer. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before our annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-Laws do not give our board of directors the power to approve or disapprove stockholder nominations of director candidates or proposals regarding other business to come before a special or annual meeting, the By-Laws may have the effect of precluding the conduct of proposed business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Delaware Anti-Takeover Statute

Under Delaware law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested stockholder,” namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•	at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Insurance Regulations Concerning Change of Control

State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. We have insurance subsidiaries domiciled or commercially domiciled in California, Delaware, Florida, Iowa, Kansas, Nevada, New Hampshire, New York, Texas and Wisconsin. Under the insurance laws in these states, “control” is presumed to exist through the ownership of 10% or more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of our shares that would result in the purchaser owning more than 10% of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may issue separately, upon conversion or exchange of a debt security, upon exercise of an equity warrant or in connection with a depositary share or unit. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any shares of preferred stock offered through that prospectus supplement and any special federal income tax consequences of those shares of preferred stock. We will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation that contains the terms of each series of preferred stock. This certificate will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including any dividend, redemption, liquidation, sinking fund and conversion rights. The description set forth below is not complete and is subject to any Certificate of Amendment to our Amended and Restated Certificate of Incorporation fixing the preferences, limitations and relative rights of a particular series of preferred stock. You should refer to these certificates for specific information on the preferred stock. See “Where You Can Find More Information” for information on how to obtain copies of Certificates of Amendment to our Amended and Restated Certificate of Incorporation.

General

Our Amended and Restated Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, to issue 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series without stockholder approval. As of June 5, 2015, there were authorized 5,290,000 shares of our 6.75% Non-Cumulative Preferred Stock, Series A, $0.01 par value per share, $25 liquidation preference per share, of which 4,600,000 shares are outstanding, 115,000 shares of our 7.25% Non-Cumulative Preferred Stock, Series B, $0.01 par value per share, $1,000 liquidation preference per share, represented by depositary shares, of which 105,000 shares are outstanding, 92,000 shares of our 7.625% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share, represented by depositary shares, of which 80,000 shares are outstanding, and 189,750 shares of our 7.50% Non-Cumulative Preferred Stock, Series D, $0.01 par value per share, $1,000 liquidation preference per share, represented by depositary shares, of which 182,500 shares are outstanding.

Each series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

The shares of preferred stock will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of preferred stock will be entitled to receive dividends in preference to and in priority over dividends on common stock and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preferred stock only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions will be made on our common stock unless the accrued dividends on each series of preferred stock have been declared and paid.

Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Preference

Upon any dissolution, liquidation or “winding up” of AmTrust, the holders of each series of preferred stock will be entitled to receive out of our assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on common stock, the amount per share fixed by the board of directors for that series of preferred stock, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of preferred stock will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the series of preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the shares of preferred stock into our common stock or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock or, if applicable, other securities.

Voting Rights

Under ordinary circumstances, the holders of preferred stock have no voting rights except as required by law. The applicable prospectus supplement may provide voting rights for holders of preferred stock.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock, and each one will be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer depositary shares representing receipts for fractional interests in preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, an owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share.

The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe would be most important to a holder’s decision to invest in our depositary shares. Holders should keep in mind, however, that it will be the deposit agreement entered into with respect to a particular offering of securities, and not this summary, that will define a holder’s rights as a holder of depositary shares. There may be other provisions in the deposit agreement that will also be important to holders. Holders should read the applicable prospectus supplement and the deposit agreement for a full description of the terms of the depositary shares, some of which may differ from the provisions summary below. The form of the deposit agreement will be filed as an exhibit to the registration statement that includes this prospectus, either by amendment to the registration statement that includes this prospectus or by a Current Report on Form 8-K. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the holders of our depositary shares in proportion to the number of depositary shares that they own on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to, and treat it as part of, the next sum received by the depositary for distribution to holders of our depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the holders of our depositary shares in proportion, insofar as possible, to the number of depositary shares owned by them, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Conversion, Exchange and Redemption

If the shares of preferred stock underlying the depositary shares may be converted or exchanged, each holder of depositary receipts will have the right or obligation, as applicable, to convert or exchange the depositary shares represented by the depositary receipts.

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the holders of the depositary shares. Each holder of depositary shares on the record date may instruct the depositary on how to vote the preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of our depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the underlying shares of preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of the underlying shares of preferred stock are entitled to vote or of which holders of the underlying shares of preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any of the underlying shares of preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the underlying shares of preferred stock) for the determination of the holders (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges (other than any change in the fees of any depositary, registrar or transfer agent) or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of our depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of the holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering written notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of our depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our Amended and Restated Certificate of Incorporation to furnish to the holders of the preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. The depositary will not be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of our depositary shares requesting the depository to do so furnish it with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue for the purchase of securities that may be offered under this prospectus. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

The following describes certain general terms and provisions of warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue shares of preferred stock, depositary shares, shares of common stock, or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount or number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the applicable underlying securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the offered securities in and outside the United States in any one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through agents;

•	in short of long transactions; or

•	through a combination of any of these methods.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, brokers, dealers or agents participating in the offering;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	in the case of debt securities, the interest rate, maturity and redemption provisions;

•	any securities exchanges on which the securities may be listed, if any;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any other information we think is important.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm-commitment or best-efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to specified conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. Such purchasers will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from specified types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions

We may sell securities as part of, or in connection with, our entering into a derivative transaction with a financial institution. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

At-the-Market Offerings

We may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers may participate in any at-the-market offerings.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters incident to the issuance and validity of the securities offered by this prospectus and the applicable prospectus supplement will be passed upon for us by Stephen B. Ungar, our Senior Vice President, General Counsel and Secretary. As of June 5, 2015, Mr. Ungar owned 75,593 shares of our common stock, 14,608 restricted stock units and 52,941 options to purchase shares of our common stock. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under this prospectus and the applicable prospectus supplement for any underwriters or agents.

EXPERTS

The consolidated financial statements and schedules and the report on effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

AmTrust Financial Services, Inc.

    % Subordinated Notes due 2055

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

Wells Fargo Securities

Keefe, Bruyette & Woods

                                 A Stifel Company

September     , 2015